Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of BIT Mining Limited of our report dated April 17, 2023 with respect to the audited consolidated financial statements of BIT Mining Limited appearing in the Company’s Annual Report on Form 20-F for the year ended December 31, 2022.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

November 13, 2023